Exhibit 10.25

EMPLOYMENT AGREEMENT

This Agreement is made this 22nd day of December, 2008, by and between Fiserv, Inc., on behalf of itself and its subsidiaries and affiliates (“Company”) and Rahul Gupta (“Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement on November 21, 2006; and

WHEREAS, the Employee and the Company desire to amend and restate the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to eliminate certain historic provisions that are no longer applicable.

NOW THEREFORE, in consideration of the premises set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. The Company agrees to employ Employee, and Employee agrees to be employed by the Company. During his employment, Employee agrees to serve as Group President with such further responsibilities and duties commensurate with such position as contemplated by the Company’s by-laws and reasonably implemented by the Board of Directors and Employee’s Direct Supervisor (as hereinafter defined) subject to the further terms and conditions of this Agreement.

2. Employee agrees to accumulate stock ownership in the Company in accordance with the Company’s stock ownership policy as in effect from time to time.

3. The term of this Agreement shall begin on the date first written above and shall continue until terminated by either party upon written notice to the other party (“Term”).

4. Employee hereby represents that he or she is free and able to enter into this Agreement with Company and that there is no reason, known or unknown, which will prevent his performance of the terms and conditions contained in this Agreement. In the event that this representation is not correct, Employee agrees to indemnify and hold the Company harmless from and against any claim made by another employer or company.

5. During the Employment Term, Employee shall devote substantially his full business time, faithfully, conscientiously and to the best of his ability to the advancement of the interests of the Company and to the discharge of the responsibilities and offices held by him. Employee shall not engage in any other business activity, whether or not pursued for pecuniary advantage, except as may be approved in advance by the Company, provided, however, that the foregoing shall not prohibit or limit Employee from participating in civic, charitable or other not-for-profit activities or to manage personal passive investments, provided that such activities do not materially interfere with Employee’s services required under this Agreement and do not violate the Code of Conduct or other corporate policies of Fiserv. Employee hereby acknowledges that he or she has read Fiserv’s Code of Conduct in effect as of the date hereof, attached hereto as Exhibit A, and agrees that he or she will comply with such Code of Conduct and other Fiserv corporate policies regarding activities in the workplace, as they may be amended from time to time, in all material respects. Receipt of payments from former employers including Fidelity Investments and eFunds Corporation for past services that require no ongoing obligations of Employee shall not constitute a violation of the Code of Conduct.

6. For all services to be rendered by Employee in any capacity during the term of this Agreement, the Company shall pay or cause to be paid to Employee and shall provide or cause to be provided to him the following:

(a) An annual salary at a minimum rate of $400,000 per year, commencing on his first day of employment, which is expected to be December 18, 2006, payable in accordance with the normal payroll practices and schedule of the Company. Beginning in February 2008 and thereafter, the Employee’s direct supervisor (“Direct Supervisor”) will determine Employee’s salary at a level at least equal to Employee’s salary in the previous year. To that end, Employee’s Direct Supervisor will review annually the performance of Employee. The term “salary” shall not include any payment or other benefit that is denominated as or is in the nature of a bonus, incentive payment, commission, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income.

(b) In addition to the salary provided above, Employee shall be entitled to participate in the Management Bonus Plan or other incentive compensation program, as offered by the Company from time to time for senior executives of the Company. If Employee shall not be employed by the Company on the date of payment of any incentive compensation hereunder, Employee shall not be entitled to any portion of any payment under the Management Bonus Plan or other incentive compensation program.

(c) The Employee shall receive equity in the Company (each a “Stock Program”) as follows:

(i) As of the date of commencement of employment by Employee hereunder (December 18, 2006), Fiserv granted to Employee pursuant to the terms of the Fiserv, Inc. Stock Option and Restricted Stock Plan (the “Stock Option and Restricted Stock Plan”), an option to purchase 15,000 shares of Common Stock, $.01 par value, of Fiserv (“Fiserv Common Stock”). The exercise price of such options equals the fair market value of Fiserv Common Stock as determined under the terms of the Stock Option and Restricted Stock Plan on the date of commencement of employment hereunder. Such options shall vest over a four-year period, with 1/3 of such options vesting on each of the second, third and fourth anniversary dates of the date of grant.

(ii) On the date of commencement of employment hereunder (December 18, 2006), Employee received 6,950 shares of restricted stock under the terms of the Stock Option and Restricted Stock Plan and the restricted stock agreement covering such shares of restricted stock. Such shares of restricted stock shall vest on the fourth anniversary of the date of the commencement of employment hereunder.

(iii) On March 30, 2007, Employee received an option to purchase 17,425 shares of common stock and 2,356 shares of restricted stock.

(iv) To the extent Employee shall thereafter be eligible to participate in the Fiserv Senior Managers and Senior Professionals Stock Option and Restricted Stock Program, options and restricted stock granted (or restricted stock units or other equity instruments issuable under the Stock Option and Restricted Stock Plan or any successor plan thereto) thereunder may be subject to participation levels and vesting schedules not commensurate with Employee’s position and may be determined in connection with Employee’s annual performance evaluation and granted annually during the Employment Term. All equity awards granted or issued hereafter will be subject to the terms of the Stock Option and Restricted Stock Plan as it may be amended from time to time, or any successor plan thereto, and of the specific award agreement pursuant to which any such equity awards may be granted or issued from time to time.

The terms of the specific award agreement pursuant to which equity awards may be granted or issued hereunder shall govern treatment of such equity award in the event of the death or disability (as defined in any such agreement) of Employee. Such awards will also have vesting and other terms as specified in the award agreement covering such equity awards, which may be different than other employees of Fiserv.

(d) In addition to the salary and incentive compensation provided above, Employee shall be entitled to participate in any employee benefit plans, welfare benefit plans, retirement plans, and other fringe benefit plans from time to time in effect for senior executives of the Company generally; provided, however, that such right or participation in any such plans and the degree or amount thereof shall be subject to the terms of the applicable plan documents, generally applicable Fiserv policies and to action by the Board of Directors of Fiserv or any administrative or other committee provided in or contemplated by such plan, it being mutually agreed that this Agreement is not intended to impair the right of any committee or other group or person concerned with the administration of such plans to exercise in good faith the full discretion reposed in them by such plans.

(e) Employee shall be entitled to a minimum of four (4) weeks paid vacation in accordance with the Company’s standard vacation policies.

(f) All compensation or other benefits payable or owing to Employee hereunder shall be subject to withholding taxes and other legally required deductions pursuant to federal, state or local law.

7. Employee’s employment hereunder shall terminate under the following circumstances:

(a) In the event Employee dies, this Agreement and the Company’s obligations under this Agreement shall terminate as of the end of the month during which his death occurs.

(b) If Employee, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of his duties, the Employee’s employment will terminate according to the policies of the Company.

(c) Employee’s employment may be terminated for cause, effective immediately upon written notice to Employee by the Company that shall set forth the specific nature of the reasons for termination. Only the following acts or omissions by Employee shall constitute “cause” for termination:

(i) dishonesty or similar serious misconduct, directly related to the performance of Employee’s duties and responsibilities hereunder, which results from a willful act or omission and which is injurious to the operations, financial condition or business reputation of the Company;

(ii) Employee being named as a defendant in any criminal proceedings, and as a result of being named as a defendant, the operations, financial condition or reputation of the Company are materially injured or Employee is convicted of a crime;

(iii) Employee’s drug or alcohol use in violation of any Company policy or which materially impairs the performance of his duties and responsibilities as set forth herein;

(iv) substantial, continuing willful and unreasonable inattention to, neglect of or refusal by Employee to perform Employee’s duties or responsibilities under this Agreement;

(v) willful and intentional violation of a material provision of the Fiserv Code of Conduct, as it may be amended from time to time, or other Fiserv corporate policies regarding activities in the workplace in effect at the time; or

(vi) any other willful or intentional breach or breaches of this Agreement by Employee, which breaches are, singularly or in the aggregate, not cured within 30 days of written notice of such breach or breaches to Employee from the Company.

(d) Employee’s employment may be terminated by the Employee by written notice to the Company and Employee’s Direct Supervisor in the event of a material breach by the Company of any of the provisions of this Agreement, provided, however, that the Company shall have been given notice at least 30 days in advance of the anticipated termination date and an opportunity to cure any such event of a material breach. In the event of termination pursuant to the first sentence of this subsection (d), Employee shall be entitled to receive termination benefits in accordance with subsection (f) below. If Employee terminates his employment for reasons other than those enumerated in the first sentence of this subsection (d), he shall not be entitled to termination benefits described in subsection (f) below.

(e) Employee’s employment may be terminated at the election of the Company upon written notice to Employee by the Company at any time for the convenience of the Company.

(f) If Employee’s employment is terminated by the Company for any reason other than as specified in subsection (a), (b) or (c) above or if terminated by Employee pursuant to the first sentence of subsection (d) above, subject to execution by Employee of a general release in favor of the Company, Employee shall be entitled to:

(i) receive a lump sum equal to twelve months of salary, at the salary rate in effect immediately prior to the notice of termination;

(ii) equity awards pursuant to Section 6(c)(i) and 6(c)(ii) above shall immediately vest and Employee shall have 30 days from the date of termination to exercise any options;

(iii) the benefit of additional vesting of any options or shares of restricted stock granted to Employee pursuant to any Stock Program as though the Employee had been employed for the additional twelve-month period; and

(iv) reimbursement by the Company to the Employee for any expenses incurred by the Employee for payment of COBRA premiums for one (1) year following the date of termination of his employment, or until the Employee obtains health care coverage through subsequent employment, whichever is earlier.

The payment due under subsection (f)(i) shall be paid to the Employee in a cash equivalent lump sum on the first day of the seventh month following the month in which the Employee’s Separation from Service occurs, without interest thereon; provided that, if on the date of the Employee’s Separation from Service, neither the Company nor any other entity that is considered a “service recipient” with respect to the Employee within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-l(m)) or otherwise, then such payment shall be paid to the Employee in a cash equivalent lump sum within ten (10) business days after the Employee’s Separation from Service.

For purposes hereof, the term “Separation from Service” shall have the same meaning as ascribed to such term in the Employee’s Key Executive Employment and Severance Agreement with the Company.

All other incentive compensation and benefits being received by Employee shall cease upon termination of employment, subject to applicable law.

8. The Employee Confidential Information and Development Agreement of the Company, attached hereto as Exhibit B is hereby incorporated herein by reference. Employee hereby confirms that he or she is bound by its terms. Such confidential information is understood to include, without limitation, products, technology, intellectual property, customer lists, prospect lists and price lists, or any part of such items, and any information relating to Company’s method and technique used in servicing its customers.

9. (a) For purposes of this Section 9, the following definitions apply:

(i) “Customer” means any person, association or entity: (1) for which Employee has directly performed services, (2) for which Employee has supervised others in performing services, or (3) about which Employee has special knowledge as a result of his employment with the Company, during all or any part of the twenty-four (24) month period ending on the date of the termination of his employment with the Company.

(ii) “Competing Product or Service” means any product or service which is sold in competition with, or is being developed and which will compete with, a product or service developed, manufactured, or sold by the Company. For purposes of this Agreement, “Competing Products or Services” are limited to products and/or services for which Employee participated in the development, planning, testing, sale, marketing or evaluation of on behalf of the Company in or during any part of the last twenty-four (24) months of his employment with the Company, or for which Employee supervised one or more Company employees, units, divisions or departments in doing so.

(iii) “Special Knowledge” means material, non-public information about a person, association or entity that Employee learned as a result of his employment with the Company and/or the Company’s client development or marketing efforts during all or any part of the last twenty-four (24) months of his employment with the Company.

(b) Employee agrees that the Company’s customer contacts and relations are established and maintained at great expense. Employee further agrees that, as an employee of the Company, he or she will have unique and extensive exposure to and contact with the Company’s customers and employees, and that he or she will have had the opportunity to establish unique relationships that would enable him to compete unfairly against the Company. Moreover, Employee acknowledges that he or she will have had unique and extensive knowledge of the Company’s trade secret and confidential information, and that such information, if used by him or others, would allow him or others to compete unfairly against the Company. Therefore, in consideration of the compensation and benefits paid to him pursuant to this Agreement, Employee agrees that, for a period of twelve months after the date of the termination of his employment, Employee will not, either on his own behalf of on behalf of any other person, association or entity:

(i) Contact any Customer for the purpose of soliciting or inducing such client to purchase a Competing Product or Service;

(ii) Solicit an employee of the Company to terminate his employment with the Company;

(iii) Become financially interested in, be employed by or have any connection with, directly or indirectly, either individually or as owner, partner, agent, employee, consultant, creditor or otherwise, except for the account of or on behalf of the Company, or its affiliates, in any business or activity listed on Exhibit C, or any affiliate, successor or assign of such business or activity or any other business enterprise that engages in substantial competition with the Company or any of its subsidiaries in the business of providing management solutions to the financial industry; provided, however, that Employee, with prior permission from the Company, such permission not to be unreasonably withheld, may seek employment in a business or activity listed in Exhibit C so long as the employment is not in an area that provides a Competing Product or Services and provided further that nothing in this Agreement shall prohibit Employee from owning publicly traded stock or other securities of a competitor amounting to less than one percent of such outstanding class of securities of such competitor; or

(iv) Become an owner, partner, director or officer of a company that develops, sells or markets a Competing Product or Service.

(c) Notwithstanding any other provision of this Agreement, this Section 8:

(i) Shall not bar Employee from all employment. Employee warrants and agrees that there are ample employment opportunities that he or she could fill following his employment with the Company, in his field of experience, without violating this Agreement;

(ii) Shall not bar Employee from performing clerical, menial or manual labor;

(iii) Shall not prohibit Employee from investing as a passive investor in the capital stock or other securities of a publicly traded corporation listed on a national security exchange.

10. Employee acknowledges and agrees that compliance with this Agreement is necessary to protect the Company, and that a breach of this Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Employee hereby agrees that in the event of any such breach of this Agreement, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. Employee further agrees that, in the event of his intentional breach of this Agreement, the Company shall be entitled to recover the value of any amounts previously paid or payable to Employee pursuant to Section 6(b) hereof and of any Stock Program. Employee understands and agrees that the losses incurred by the Company as a result of such breach of this Agreement would be difficult or impossible to calculate, as they are based on, among other things, the value of the knowledge and information gained by the Employee at the expense of the Company, but that the actual value exceeds the amounts paid or payable to Employee pursuant to Section 6(b) and any Stock Program. Accordingly, the amount paid or payable to Employee pursuant to Section 6(b) and any Stock Program herein represents the Employee’s agreement to pay and the Company’s agreement to accept as liquidated damages, and not as a penalty, such amount for any such Employee breach. Employee and the Company hereby agree to submit themselves to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

11. The Company shall be eligible to deduct and withhold from all compensation payable to Employee pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction. In addition, if prior to the date of payment of the amount due under Section 7(f)(i) or other deferred compensation payments or benefits hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company may provide for an immediate payment of the amount needed to pay Employee’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and Employee’s payment or benefits shall be reduced accordingly.

12. Employee agrees that the terms of this Agreement shall survive the termination of his employment with the Company.

13. This Agreement shall be governed by and construed in accordance with the laws in the State of Wisconsin, without reference to conflict of law principles thereof.

14. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

15. THE EMPLOYEE HAS READ THIS AGREEMENT AND AGREES THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON THE EMPLOYEE’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

16. If any provision of this Agreement shall be declared illegal or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

17. No term or condition of this Agreement shall be deemed to have been waived, nor shall thereby create any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

18. No term or provision or the duration of this Agreement shall be altered, varied or contradicted except by a writing to that effect, executed by authorized officers of the Company and Fiserv and by Employee, and in compliance with Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands.

EMPLOYEE:	FISERV, INC.:

/s/ Rahul Gupta	By: /s/ Jeffery W. Yabuki
EMPLOYEE	Jeffery W. Yabuki

RAHUL GUPTA	President and Chief Executive Officer
Printed Name	Title